Exhibit 3.1
                            ARTICLES OF INCORPORATION

                                       OF

                                 SINOPHARM INC.

         We, the undersigned, have voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada relating to private corporations, and to that end do hereby adopt articles of incorporation as follows:

ARTICLE ONE.  [Name].  The name of the corporation is:

                           SINOPHARM Inc.

ARTICLE TWO. [Registered Agent]. The corporation's Registered Agent is State Agent and Transfer Syndicate, Inc. of 202 N. Curry Street, Suite 100, Carson City, Nevada 89701-4269.

ARTICLE THREE. [Purposes]. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically, to carry on the business of developing and producing generic pharmaceuticals.

ARTICLE FOUR. [Capital Stock]. The Corporation shall have authority to issue two classes of capital stock, common stock and preferred stock. The Corporation shall have authority to issue an aggregate of 110,000,000 shares of capital stock having a par value of $0.001 per share, of which no more than 10,000,000 shares may be preferred. The Board of Directors shall have the authority to prescribe the distinguishing designation for each series of preferred stock.

         The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         The holders of shares of capital common stock of the corporation shall not be entitled to preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue.

         The stockholders shall not possess cumulative voting rights.

ARTICLE FIVE. [Directors]. The affairs of the corporation shall be governed by a Board of Directors initially composed of four (4) persons. All decisions of the Board shall be by majority vote of the Directors. The names and addresses of the members of the first Board of Directors are:

         NAME AND ADDRESS  .........        TITLE
         ----------------                   -----

         Mahmoud S. Aziz   .........        .........         Director
         202 N. Curry Street, #100
         Carson City, NV 89703

         Zahir Popat       .........        .........         Director
         202 N. Curry Street, #100
         Carson City, NV 89703

         Shabnam Aziz      .........        .........         Director
         202 N. Curry Street, #100
         Carson City, NV 89703

         Jimmy F. Jin      .........        .........         Director
         202 N. Curry Street, #100
         Carson City, NV 89703

ARTICLE SIX. [Incorporator]. The name and address of the incorporator of the company is as follows:

         NAME              .........        .........ADDRESS
         ----                                        -------

Greg Goldby                .........        .........2609 E. Broadway Blvd.
                                                     Tucson, AZ 85716

ARTICLE SEVEN. [Period of Existence]. The period of existence of the corporation shall be perpetual.

ARTICLE EIGHT. [Indemnification]. The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact that he or she is or was an officer, director or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

ARTICLE NINE. [Limitation of Liability]. To the fullest extent permitted by Law, as it exists or may hereinafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

         IN WITNESS WHEREOF, the undersigned incorporator has hereunto fixed his signature this 28th day of March, 2003.


/s/
Greg Goldby


STATE OF ARIZONA )
                                       ) ss:
PIMA COUNTY           )

On this 28th day of March, 2003 in Pima County, Arizona, before me, the undersigned, a Notary Public in and for Pima County, Arizona, personally appeared: Greg Goldby, known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed the same.


/s/Beverly Blohme,
      Notary Public
      My commission expires: March 19, 2004